EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Reports First Quarter 2020

Financial and Operating Results

▪	First quarter 2020 net income of $5.3 million, adjusted EBITDA of $66.1 million and Distributable Cash Flow (“DCF”) of $34.2 million
▪	Five-well pad site commenced production in the Utica Shale in March 2020 with current production rates in excess of 160 MMcf/d, which is more than 15% higher than original expectations
▪	Reiterating suspension of common and Series A preferred unit distributions, which collectively account for approximately $76 million of annual cash outflows, to be reallocated to repay debt
▪

Reiterating 2020 adjusted EBITDA, which is expected to trend towards the low-end of the $260 million to $285 million guidance range given reductions and delays to customer drilling and completion activities

▪	Reiterating 2020 total capital expenditures guidance range of $30 million to $50 million which, at the midpoint, is down 33% from the original guidance of $50 million to $70 million
▪	Expect to generate sufficient cash in 2020, after capital expenditures, to reduce debt by more than $100 million and to report a total leverage ratio of approximately 5.0x at year-end 2020

Houston, Texas (May 8, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended March 31, 2020, including net income of $5.3 million, adjusted EBITDA of $66.1 million and DCF of $34.2 million.  Operated natural gas volume throughput averaged 1,281 MMcf/d and liquids volume throughput averaged 98 Mbbl/d in the quarter.  Natural gas volume throughput benefitted from the on-time commissioning of a five-well pad site behind our Utica Shale gathering system in mid-March 2020.  This pad site is generating aggregate production rates in excess of 160 MMcf/d, which exceeded the expectations set forth in our original financial guidance by more than 15%.  We expect this system will be a growth driver for us over the next several quarters as natural gas forward pricing has strengthened in the second half of 2020 and will incentivize upstream activity in this and other natural gas-focused basins in which we operate.

Heath Deneke, President and Chief Executive Officer, commented, “We are operating in unprecedented times given the prevailing commodity price backdrop and COVID-19 pandemic. As a result of the current environment, many of our customers have updated their forecasts to reflect the steps they are taking to reduce capital budgets, delay and defer drilling and completion activities, and on a limited scale, temporarily curtail existing production.  On May 3, 2020, we released updated 2020 adjusted EBITDA and capital expenditures guidance that was based on revised customer information.  As previously reported, we expect our 2020 adjusted EBITDA to trend towards the low-end of our original $260 million to $285 million guidance range and for our 2020 capital expenditures range to be down by 33% at the midpoint.  We will continue to monitor our customers’ month to month decisions regarding to what extent, if any, curtailments of production will continue beyond May 2020 and we will continue to work aggressively to find ways to further reduce operating expenses and capital expenditures.  I’m proud of how quickly our employees have adapted to the current environment, while maintaining their commitment to operate safely, effectively and focus on initiatives that are within our control.”

“Many of our customers, particularly in our liquids-focused areas such as the Williston and DJ basins, have responded to the current market conditions by reducing rig activity and deferring well completions.  Our customers currently have nearly 60 DUCs behind our liquids-oriented assets, which represent an identifiable catalyst once crude oil prices improve. Natural gas prices have strengthened in recent weeks and while that is encouraging over the longer term, at this time, we do not expect near term volumes in our natural gas-focused areas to change materially relative to our original financial guidance for 2020.  Challenging markets like the one we are currently in highlight the strength of Summit’s diversified business model.  For the first quarter of 2020, approximately 69% of our segment adjusted

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EBITDA originated from our natural gas-focused segments, which provide relative stability for SMLP while preserving significant upside relative to future improvements to crude oil and liquids prices.”

“In an effort to continue to reposition the business and transform our governance structure to be fully aligned with SMLP unitholders, on May 3, 2020, we entered into a definitive agreement with Energy Capital Partners II, LLC (“ECP”) to acquire Summit Midstream Partners, LLC, the private entity that owns SMP Holdings, as well as 5.9 million common units owned directly by ECP, for $35 million in cash plus warrants covering 10 million SMLP common units.  As a result of this acquisition, SMP Holdings will become an indirect, unrestricted subsidiary of SMLP, which will give us ownership of SMLP’s general partner, the $180.75 million DPPO receivable, and 45.3 million SMLP units.  SMP Holdings will remain liable for a $158.2 million term loan which is due in May 2022 and is secured by 34.6 million SMLP common units and the GP interest.  As an unrestricted subsidiary, SMP Holdings’ term loan will continue to be non-recourse indebtedness to SMLP and its operating subsidiaries.”

“This simplification transaction is transformational for SMLP and upon closing, the Board will consist of a majority of independent directors.  Concurrent with the closing of the transaction, we will also amend our partnership agreement to provide for the public election of directors beginning in 2022, which further aligns the interests of the Board and our public unitholders.  We are very excited about this transaction and believe it is in the best long-term interest of all of SMLP’s stakeholders.”

“Liquidity and balance sheet strength is paramount for SMLP, particularly during this volatile time in the crude oil and natural gas market, and we believe the GP Buy-in Transaction prioritizes this focus.  Concurrent with the GP Buy-in Transaction, we announced the suspension of approximately $76 million of annualized common and preferred distributions which otherwise would have been distributed out of the business.  In connection with the GP Buy-in Transaction, the $35 million of acquisition proceeds will be loaned back from ECP to Summit Midstream Holdings, LLC, thereby enhancing our liquidity and financial flexibility.  As a result of the decision to suspend our common and

EX 99.1-2

preferred distributions, SMLP expects to generate sufficient cash in 2020, after capital expenditures, to reduce outstanding indebtedness by more than $100 million.”

“We also continue to actively evaluate potential asset divestitures and joint ventures of certain of our Legacy and Core Focus Areas and will continue to do so in a patient and disciplined manner.  Our expectation is that any divestiture will serve to further accelerate de-leveraging of SMLP’s balance sheet.”

Pro Forma Organizational Structure: Post GP Buy-in Transaction

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2020 Financial Guidance

SMLP is reaffirming the updated 2020 financial guidance that it provided on May 3, 2020.  Projections associated with this guidance are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

The financial guidance incorporates a slow-down in activity and a deferral of well completions from customers predominantly in the Williston Basin and DJ Basin reportable segments.  The guidance also incorporates instances of temporary economic shut-ins of existing production as a result of the low commodity price environment and prevailing storage constraints in certain crude oil and condensate production basins, including the Williston Basin, DJ Basin and the condensate window of the Utica Shale.  Although many producers in the Permian Basin have announced plans to reduce activity, we currently expect volume throughput and the activity from our customers to be in-line with the forecast used to produce our initial guidance range.  SMLP’s 2020 financial guidance remains largely unchanged relative to its initial guidance for its natural gas-focused reportable segments.

Our 2020 growth capital expenditures plan is relatively flexible and can adapt to changing market conditions given that most projects are aligned with the schedules of our customers and in many cases can be canceled or deferred.  As such, we reduced our planned investments for 2020, which are comprised of primarily growth capital reductions, by 33% relative to our original financial guidance at the midpoint.  Below is a summary of the updates that were released on May 3, 2020 to our 2020 financial guidance:

Updates to Financial Guidance (Released on May 3, 2020)

•	Adjusted EBITDA expected to trend towards the low-end of original guidance range of $260 million to $285 million;
•

Reduced the midpoint of our original 2020 total capital expenditures guidance by 33% to a range of $30 million to $50 million, which continues to include approximately $10 million related to our equity investment in Double E.

First Quarter 2020 Business Highlights

In the first quarter of 2020, SMLP’s average daily natural gas throughput for its operated systems decreased 5.5% relative to the fourth quarter of 2019, to 1,281 MMcf/d, and liquids volumes decreased 17.3% relative to the fourth quarter of 2019, to 98 Mbbl/d.  SMLP’s customers currently have approximately 89 DUCs in inventory upstream of our systems.

Core Focus Areas:

•	Core Focus Areas generated combined quarterly segment adjusted EBITDA of $37.6 million and had combined capital expenditures of $15.4 million.
•

Utica Shale segment adjusted EBITDA totaled $5.9 million, a 31.0% decrease from the fourth quarter of 2019, which was driven by a 12.6% decrease in throughput volumes and a non-recurring $2.1 million payment that we received last quarter related to a contract amendment.  Volumes were lower in the first quarter of 2020 as a result of natural production declines from the ten pad-level wells that were connected in 2019, partially offset by seven new wells connected near the end of the first quarter of 2020, including the five-well pad that was incorporated in our original guidance.  Current flow rates of the five-well pad have exceeded expectations at 160 MMcf/d, and current throughput levels on our SMU system are averaging in excess of 400 MMcf/d compared to 222 MMcf/d in the first quarter of 2020.

•

Ohio Gathering segment adjusted EBITDA totaled $7.9 million, a $1.6 million decrease from the fourth quarter of 2019.  Lower segment adjusted EBITDA was driven by a 16.0% decrease in volume throughput, due to natural declines associated with 13 new wells that were connected in the second half of 2019, partially offset by seven new wells that were connected in the condensate window in the first quarter of 2020, which yield relatively lower natural gas production rates compared to the rich-gas and dry gas windows.

•

Williston Basin segment adjusted EBITDA totaled $16.2 million in the first quarter of 2020, a 19.9% decrease from the fourth quarter of 2019, primarily due to a 17.3% quarter-over-quarter decrease in liquids volume throughput to 98 Mbbl/d. Twelve new wells were connected in the first quarter of 2020; however, volumes were offset by natural production declines from the more than 80 wells that were connected to our Williston Basin systems in the second through fourth quarters of 2019.  There are approximately 32 DUCs in inventory behind our Williston Basin systems.  We expect well connection deferrals in the near-term from our Williston customers due to the reduction in crude oil prices.

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•

DJ Basin segment adjusted EBITDA totaled $5.9 million in the first quarter of 2020, a 10.8% decrease from the fourth quarter of 2019, due to an approximate $0.6 million increase in producer payments attributable to flowing volumes that were classified as capital reimbursement versus gathering revenue and a 8.6% quarter-over-quarter decrease in total throughput to 32 MMcf/d.  We did not have any new well connections in the first quarter of 2020 and we expect well connection deferrals in the near-term from our DJ Basin customers due to the reduction in crude oil prices.  Our customers currently have 26 wells in DUC inventory behind our DJ Basin system.

•

The Permian Basin segment generated a record $1.6 million of segment adjusted EBITDA in the first quarter of 2020, an increase of $1.5 million from the prior quarter.  These results were driven by 17 new well connections over the last two quarters, which resulted in a 32.0% quarter-over-quarter volume increase to 33 MMcf/d.  A customer also recently drilled and completed two new wells behind the Lane G&P system, but is waiting to turn-in-line those wells once crude oil prices improve.  Overall, our outlook for our Permian Basin segment remains unchanged relative to our original 2020 financial guidance.

Legacy Areas:

•	Legacy Areas generated $37.6 million of combined segment adjusted EBITDA in the first quarter of 2020 and had combined capital expenditures of $1.4 million.
•	Piceance Basin segment adjusted EBITDA of $23.6 million, a decrease of $0.6 million from the fourth quarter of 2019 due to lower volume throughput and the impact of contractual step-downs in MVCs.
•

Barnett Shale segment adjusted EBITDA decreased $0.8 million from the fourth quarter of 2019 to $8.8 million, as a result of a 1.7% decline in volume throughput and the expiration of an MVC contract that expired in the fourth quarter of 2019.  We are benefitting from several workovers of existing wells behind the DFW Midstream system, which have partially mitigated natural production declines. While conversations are still on-going with customers, we believe this segment could benefit from the improved natural gas outlook and favorable basis differentials.  Any activity on this system would be highly incremental to cash flow since all pads are already connected to the system and there is no need for additional capital expenditures to capture new volumes.

•

Marcellus Shale segment adjusted EBITDA of $5.3 million was relatively flat compared to the fourth quarter of 2019 due to a 3.4% decrease in volume throughput, offset by margin mix and lower operating expenses.  Our anchor customer has 18 DUCs in inventory, all of which are planned for initial production in 2020, which represents an increase of nine wells expected in our original 2020 financial guidance.

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The following table presents average daily throughput by reportable segment on a quarter-over-quarter basis:

	Three months ended March 31,
	2020	2019
Average daily throughput (MMcf/d):
Utica Shale	222	286
Williston Basin (1)	14	16
DJ Basin	32	21
Permian Basin	33	15
Piceance Basin (2)	383	485
Barnett Shale	233	260
Marcellus Shale	364	379
Aggregate average daily throughput	1,281	1,462

Average daily throughput (Mbbl/d):
Williston Basin	98	103
Aggregate average daily throughput	98	103

Ohio Gathering average daily throughput (MMcf/d) (3)	610	711

__________

(1)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(2)	The Piceance Basin segment includes the RRG West system, which was sold in December 2019.
(3)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment on a quarter-over-quarter basis:

	Three months ended March 31,
	2020	2019
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$5,928	$6,193
Ohio Gathering (2)	7,939	9,210
Williston Basin (3)	16,192	18,734
DJ Basin	5,911	2,673
Permian Basin	1,581	(550)
Piceance Basin (4)	23,557	25,999
Barnett Shale	8,760	11,374
Marcellus Shale	5,320	5,142
Total	$75,188	$78,775
Less: Corporate and Other (5)	9,102	9,805
Adjusted EBITDA	$66,086	$68,970

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) change in the Deferred Purchase Price Obligation, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.

(4) The Piceance Basin segment includes the RRG West system, which was sold in December 2019.

(5) Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, interest expense and a change in the Deferred Purchase Price Obligation.

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Capital Expenditures

Capital expenditures totaled $18.6 million in the first quarter of 2020, including maintenance capital expenditures of $5.1 million, a decrease of 39.3% compared to the fourth quarter of 2019.  Capital expenditures in the first quarter of 2020 were primarily related to growth projects in our Williston Basin, DJ Basin and Permian Basin segments, as well as expenditures associated with the relocation of our corporate headquarters.

	Three months ended March 31,
	2020	2019
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$909	$101
Williston Basin	4,943	8,023
DJ Basin	6,298	28,356
Permian Basin	3,281	7,057
Piceance Basin	346	1,226
Barnett Shale (2)	657	(118)
Marcellus Shale	422	102
Total reportable segment capital expenditures	16,856	44,747
Corporate and Other (3)	1,727	16,101
Total cash paid for capital expenditures	$18,583	$60,848

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
(2)	For the three months ended March 31, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)

For the three months ended March 31, 2019, and through the formation date of the Double E joint venture in June 2019, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

Capital & Liquidity

As of March 31, 2020, SMLP had $542.9 million of undrawn commitments under its $1.25 billion revolving credit facility.  Subject to covenant limits, and after accounting for a $9.1 million issued but undrawn letter of credit, our available borrowing capacity at March 31, 2020 was approximately $120 million.

Based upon the terms of SMLP’s revolving credit facility and total outstanding debt, net of cash, of $1.43 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of March 31, 2020, were 5.05 to 1.0 and 2.26 to 1.0, respectively, relative to maximum threshold limits of 5.50 to 1.0 and 3.75 to 1.0.

Double E Update

During the first quarter of 2020, SMLP made cash investments totaling $58.0 million with respect to its 70% equity investment in Double E Pipeline, LLC and as of March 31, 2020, $65 million of the $80 million Subsidiary Series A Preferred Units had been issued.  SMLP is actively pursuing a non-recourse commercial bank financing to fund the substantial majority of SMLP’s remaining Double E capital obligations, which would defer to 2021 any additional SMLP investment beyond the approximately $10 million expected in 2020.  The Double E project is proceeding in-line with our expected timeline.   In March, we received an environmental assessment report from the Federal Energy Regulatory Commission (“FERC”) and we continue to expect to receive a FERC 7(c) certificate for Double E in the third quarter of 2020.

MVC Shortfall Payments

SMLP billed its customers $12.9 million in the first quarter of 2020 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the first quarter of 2020, SMLP recognized $20.6 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $5.4 million of negative adjustments to MVC shortfall payments in the first quarter of 2020 related to shortfall payment adjustments from customers in the Williston Basin segment and the Piceance Basin segment.  SMLP’s MVC shortfall payment mechanisms contributed $15.1 million of total adjusted EBITDA in the first quarter of 2020.

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	Three months ended March 31, 2020
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,658	$3,658	$—	$3,658
Total net change	$3,658	$3,658	$—	$3,658

MVC shortfall payment adjustments:
Williston Basin	$1,002	$8,792	$(5,665)	$3,127
Piceance Basin	6,956	6,851	223	7,074
Marcellus Shale	1,286	1,286	—	1,286
Total MVC shortfall payment adjustments	$9,244	$16,929	$(5,442)	$11,487

Total (1)	$12,902	$20,587	$(5,442)	$15,145

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(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution Update

On May 3, 2020, the board of directors of SMLP’s general partner suspended the distribution payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units.  The suspension of the common and preferred distributions will enable SMLP to retain an incremental approximately $76 million of cash in the business annually, which it intends to use to de-lever the balance sheet, enhance liquidity and increase financial flexibility.  The unpaid distributions on the preferred units will continue to accrue.

First Quarter 2020 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 8, 2020, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49631232.  The conference call, webcast live and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation present value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

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Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to support future potential cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas;

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and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 48.0% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 6.3% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMLP's actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2020 financial guidance or financial or operating expectations for 2020, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$67,694	$4,948
Restricted cash	4,057	27,392
Accounts receivable	83,648	102,118
Other current assets	4,265	5,018
Total current assets	159,664	139,476
Property, plant and equipment, net	1,869,882	1,882,251
Intangible assets, net	224,076	232,278
Investment in equity method investees	363,578	309,728
Other noncurrent assets	7,735	9,718
Total assets	$2,624,935	$2,573,451

Liabilities and Capital
Current liabilities:
Trade accounts payable	$22,294	$24,415
Accrued expenses	11,413	11,482
Due to affiliate	776	311
Deferred revenue	14,318	13,493
Ad valorem taxes payable	3,696	8,477
Accrued interest	15,370	12,311
Accrued environmental remediation	2,016	1,725
Other current liabilities	8,621	11,933
Total current liabilities	78,504	84,147
Long-term debt	1,491,716	1,470,299
Deferred Purchase Price Obligation	180,750	178,453
Noncurrent deferred revenue	43,045	38,709
Noncurrent accrued environmental remediation	2,618	2,926
Other noncurrent liabilities	8,044	7,951
Total liabilities	1,804,677	1,782,485

Mezzanine Capital
Subsidiary Series A Preferred Units	62,341	27,450

Partners' Capital
Series A Preferred Units	300,741	293,616
Common limited partner capital	457,176	469,900
Total partners' capital	757,917	763,516
Total liabilities, mezzanine capital and partners' capital	$2,624,935	$2,573,451

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2020	2019
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$83,792	$86,964
Natural gas, NGLs and condensate sales	13,780	37,928
Other revenues	7,331	6,516
Total revenues	104,903	131,408
Costs and expenses:
Cost of natural gas and NGLs	8,225	31,759
Operation and maintenance	21,811	24,222
General and administrative (1)	16,378	17,281
Depreciation and amortization	29,629	27,727
Transaction costs	11	950
Loss (gain) on asset sales, net	115	(961)
Long-lived asset impairment (2)	3,821	44,951
Total costs and expenses	79,990	145,929
Other (expense) income	(428)	209
Interest expense	(20,218)	(17,527)
Deferred Purchase Price Obligation	(2,297)	(4,427)
Income (loss) before income taxes and income (loss) from equity method investees	1,970	(36,266)
Income tax benefit (expense)	28	(207)
Income (loss) from equity method investees	3,311	(441)
Net income (loss)	$5,309	$(36,914)

(Loss) income per limited partner unit:
Common unit – basic	$(0.03)	$(0.58)
Common unit – diluted	$(0.03)	$(0.58)

Weighted-average limited partner units outstanding:
Common units – basic	93,675	75,793
Common units – diluted	93,675	75,793

__________

(1) For the three months ended March 31, 2020, the amount includes $2.8 million of restructuring expenses.

(2) For the three months ended March 31, 2019, the amount is associated with (i) our decision in March 2019 to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant resulting in an impairment charge of $34.7 million; and (ii) our decommissioning in March 2019 of an underutilized Barnett Shale compressor station resulting in an impairment charge of $10.2 million.

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2020	2019
	(Dollars in thousands)
Other financial data:
Net income (loss)	$5,309	$(36,914)
Net cash provided by operating activities	$73,968	$52,711
Capital expenditures	$18,583	$60,848
Contributions to equity method investees	$58,033	$—
Adjusted EBITDA	$66,086	$68,970
Distributable cash flow	$34,244	$40,228
Distributions declared (1)	$—	$23,775
Distribution coverage ratio (2)	n/a	1.69x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,281	1,462
Aggregate average daily throughput – liquids (Mbbl/d)	98.0	103.0

Ohio Gathering average daily throughput (MMcf/d) (3)	610	711

__________

(1) Represents distributions declared to common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the distribution payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units. For the three months ended March 31, 2019, represents the distributions declared in April 2019 and paid in May 2019.

(2) Represents the ratio of distributable cash flow to distributions declared. Distribution coverage ratio calculation for the three months ended March 31, 2019 is based on distributions declared to common unitholders in respect of the first quarter of 2019.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2020	2019
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$5,309	$(36,914)
Add:
Interest expense	20,218	17,527
Income tax (benefit) expense	(28)	207
Depreciation and amortization (1)	29,863	28,116
Proportional adjusted EBITDA for equity method investees (2)	7,939	9,210
Adjustments related to MVC shortfall payments (3)	(5,442)	(4,199)
Adjustments related to capital reimbursement activity (4)	(211)	(715)
Unit-based and noncash compensation	2,723	2,526
Deferred Purchase Price Obligation (5)	2,297	4,427
Loss (gain) on asset sales, net	115	(961)
Long-lived asset impairment	3,821	44,951
Other, net (6)	2,793	4,354
Less:
Income (loss) from equity method investees	3,311	(441)
Adjusted EBITDA	$66,086	$68,970
Less:
Cash interest paid	16,523	15,229
Senior notes interest adjustment (7)	3,063	3,063
Series A Preferred units distribution adjustment (8)	7,125	7,125
Maintenance capital expenditures	5,131	3,325
Distributable cash flow	$34,244	$40,228

Distributions declared (9)	$—	$23,775

Distribution coverage ratio (10)	n/a	1.69x

__________

(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2020, the amount represents restructuring expenses. For the three months ended March 31, 2019, the amount includes $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

EX 99.1-14

(8) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A preferred units are paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Represents distributions declared to common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the distribution payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units. For the three months ended March 31, 2019, represents the distributions declared in April 2019 and paid in May 2019.

(10) Represents the ratio of distributable cash flow to distributions declared. Distribution coverage ratio calculation for the three months ended March 31, 2019 is based on distributions declared in respect of the first quarter of 2019.

EX 99.1-15

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	March 31,
	2020	2019
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$73,968	$52,711
Add:
Interest expense, excluding amortization of debt issuance costs	19,109	16,447
Income tax (benefit) expense	(28)	207
Changes in operating assets and liabilities	(24,075)	303
Proportional adjusted EBITDA for equity method investees (1)	7,939	9,210
Adjustments related to MVC shortfall payments (2)	(5,442)	(4,199)
Adjustments related to capital reimbursement activity (3)	(211)	(715)
Other, net (4)	2,793	4,354
Less:
Distributions from equity method investees	7,494	8,583
Noncash lease expense	473	765
Adjusted EBITDA	$66,086	$68,970
Less:
Cash interest paid	16,523	15,229
Senior notes interest adjustment (5)	3,063	3,063
Series A Preferred units distribution adjustment (6)	7,125	7,125
Maintenance capital expenditures	5,131	3,325
Distributable cash flow	$34,244	$40,228

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2020, the amount represents restructuring expenses. For the three months ended March 31, 2019, the amount includes $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A Preferred units are paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-16